FIT N-SAR 10.31.16

Sub-Item 77Q1(d):

During the six-month period ended October 31, 2016, the Registrant offered the following new series and share classes:

Series	Class(es)	Registration Statement
Seafarer Overseas Value Fund	Investor Class Institutional Class	Post-Effective Amendment No. 174 filed on April 15, 2016 (SEC Accession No. 0001398344-16-011997)

Post-Effective Amendment No. 174 includes the terms of the new series and classes of the Seafarer Overseas Value Fund (the “Fund”) and are hereby incorporated by reference as part of the response to Sub-Items 77I and 77Q1(d) of the Registrant’s Form N-SAR.  The Fund began investment operations on May 31, 2016.